EXHIBIT 10.2

RESTRICTED STOCK AGREEMENT

UNDER THE

EAGLE FAMILY FOODS HOLDINGS, INC.

1998 STOCK INCENTIVE PLAN

THIS AGREEMENT is made effective as of the 23rd day of November, 2004 between Eagle Family Foods Holdings, Inc., a Delaware corporation (the “Company”), and Craig A. Steinke (the “Grantee”). Except as otherwise specifically provided herein, capitalized terms used herein shall have the meanings attributed thereto in the Eagle Family Foods Holdings, Inc. 1998 Stock Incentive Plan (the “Plan”).

WHEREAS, pursuant to the Plan, the Company desires to grant to the Grantee Restricted Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Restricted Shares. Subject to the Grantee’s execution of the Company’s Amended and Restated Stockholders Agreement, dated as of November 23, 2004 (the “Stockholders Agreement”), the Company hereby grants to the Grantee 50,700 Restricted Shares on the terms and conditions set forth herein. The Restricted Shares granted hereunder shall be registered in the Grantee’s name, but the certificates evidencing such Restricted Shares shall be retained by the Company during the period prior to the vesting of such shares as set forth in Section 3 hereof (the “Restriction Period”). The Grantee shall execute a stock power, in blank, with respect to such Restricted Shares and deliver the same to the Company. The Grantee expressly acknowledges receipt of a copy of the Plan and agrees to be bound by all of the provisions of the Plan.

2. Non-Transferability. Except as otherwise specifically permitted in the Stockholders Agreement, during the Restriction Period, the Grantee may not sell, transfer, pledge, or otherwise encumber or dispose of the Restricted Shares. Any transferee of Restricted Shares which are transferred in accordance with the provisions of the Stockholders Agreement shall take such Restricted Shares subject to all limitations and obligations imposed on the Grantee under the Plan and this Agreement. Restricted Shares for which the Restriction Period has expired shall continue to be subject to the terms of the Stockholders Agreement.

3. Lapse of Restrictions; Forfeiture; Repurchase Rights.

(a) Except as otherwise provided in this Section 3, the Restricted Shares granted hereunder shall vest, and the restrictions imposed thereon shall lapse, at the rate of one-third (33.33%) per year on each of the first three anniversaries of the date of grant (each, a “Vesting Date”), provided that the Grantee is employed by the Company as of each such Vesting Date. In the event that an IPO occurs prior to the third Vesting Date, one-third (33.33%) of the Restricted Shares shall vest on the effective date of such IPO, and the balance of the Restricted Shares which have not theretofore vested shall vest ratably in equal installments over the number of Vesting Dates (if any) then remaining.

(b) In the event that the Grantee’s employment with the Company is terminated for Cause (as defined in the Employment Agreement among Grantee, the Company, Eagle Family Foods, Inc., and others, dated November 23, 2004 (the “Employment Agreement”)), or the Grantee voluntarily resigns his employment without Good Reason (as defined in the Employment Agreement), no further installment of the Restricted Shares shall become vested, and any unvested Restricted Shares shall be forfeited to the Company, and the Grantee shall have no further rights with respect to such unvested shares, effective as of the date of such termination. All Retained Distributions that have not been paid to the Grantee as of the date of such termination shall also be forfeited.

(c) In the event that the Grantee’s employment with the Company is terminated by the Company without Cause, by the Grantee for Good Reason, by reason of the Grantee’s death or Disability (as defined in the Employment Agreement), or in the event the Company provides written notice to the Grantee pursuant to Section 2 of the Employment Agreement and elects not to extend the term of the Employment Agreement (other than in connection with a termination for Cause), the unvested installment of Restricted Shares that would have become vested and nonforfeitable on the next following anniversary of the Vesting Date shall vest and become nonforfeitiable on such Vesting Date, and all other Restricted Shares shall be forfeited to the Company, and the Grantee shall have no further rights with respect to such forfeited shares. All Retained Distributions that have not been paid to the Grantee as of the date of such termination shall also be forfeited.

(d) Notwithstanding the foregoing, in the event of a Company Sale, all unvested Restricted Shares shall immediately vest and become nonforfeitable; provided, that the Grantee is employed by the Company on the date of such Company Sale; provided, further, that GE Investment Private Placement Partners II and Warburg, Pincus Ventures, L.P., receive proceeds from such Company Sale transaction. For purposes of this Agreement, a “Company Sale” shall be deemed to have occurred on:

(i) A change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of equity to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any individual, entity or group (other than (y) the Company or affiliate thereof or (z) any employee benefit plan of the Company) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities representing more than 50% of the voting securities of the Company entitled to vote generally in the election of directors, determined on a fully-diluted basis; or

(ii) Consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(e) The term “Company,” when used in this Agreement with reference to the Grantee’s employment or termination of employment, shall include the Company and its subsidiaries (as defined in the Plan).

4. Delivery of Share Certificates. Upon the vesting of any Restricted Shares granted hereunder, the certificates evidencing such Restricted Shares shall be delivered promptly to the Grantee. In the case of the Grantee’s death such certificates will be delivered to the beneficiary designated in writing by the Grantee pursuant to a form of designation provided by the Company, to the Grantee’s legatee or legatees, or to his personal representatives or distributees, as the case may be. Such certificates may bear restrictive legends to evidence the restrictions and other provisions of the Plan, this Agreement and the Stockholders Agreement,

5. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

6. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

7. Headings. Headings are for the convenience of the parties hereto and are not deemed to be part of this Agreement.

8. Plan. The terms of the Plan, a copy of which is attached hereto, are made part of this Agreement and are incorporated herein by reference. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern.

[Signature Page Follows]

EXECUTED effective as of the day and year first written above.

EAGLE FAMILY FOODS HOLDINGS, INC.

By:	/s/ Michael P. Conti

GRANTEE:

/s/ Craig A. Steinke
Craig A. Steinke